Exhibit 2.1
AMENDMENT #1 TO
ASSET PURCHASE AGREEMENT
May 24, 2010
THIS AMENDMENT #1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of the date first set forth above in order to amend certain provisions of that certain Asset Purchase Agreement dated March 19, 2010 by and between the parties hereto (the “Purchase Agreement”). In addition, this Amendment is made and entered into in order to add Rush Truck Leasing, Inc., a Delaware corporation that is affiliated with the Purchasers under the Purchase Agreement, as an additional entity and additional “Purchasers” entity under the Purchase Agreement.
This Amendment is made and entered into between and among:
(i)	LAKE CITY COMPANIES, LLC,

(ii)	LAKE CITY IDEALEASE, LLC;

(iii)	LAKE CITY TRUCKS, LLC;

(iv)	LAKE CITY INTERNATIONAL TRUCKS ST. GEORGE, INC.; ((i) — (iv) are referred to herein, individually and collectively, as “Seller”)

(v)	EDWARD S. PACE (“Member”);

(vi)	RUSH TRUCK CENTERS OF UTAH, INC.;

(vii)	RUSH TRUCK CENTERS OF IDAHO, INC.;

(viii)	RUSH TRUCK CENTERS OF OREGON, INC.;

(ix)	RUSH TRUCK LEASING, INC.; and ((vi), (vii), (viii) and (ix) are referred to herein, individually and collectively, as the “Purchasers”)

(x)	RUSH ENTERPRISES, INC.
In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Unless otherwise defined herein, capitalized terms shall have the meanings given in the Purchase Agreement.
2. The following new Sections 2.1(l) shall be, and hereby is, deleted in its entirety and replaced with the following:
(l) Assumed Contracts. All of Seller’s rights under the Assumed Contracts, including all of Sellers’ deposits or prepayments with third parties under the Assumed Contracts.
3. Paragraph 1 of Schedule 2.2(e) shall be deleted in its entirety.
4. With respect to Section 2.4 of the Purchase Agreement:
(a) The sentence reading “The Closing shall be coordinated with the closing of the Agreements to Purchase Dealership Facilities and the Red Rock Purchase Agreement” shall be amended and restated to read as follows: “The Closing shall be coordinated with the closing of the Red Rock Purchase Agreement.”

(b) Two new sentences shall be added to the end of Section 2.4 as follows: “The sale and purchase of the Purchased Assets and the Transactions described in this Agreement (other than the Agreements to Purchase Dealership Facilities) shall be effective as of 12:01 a.m. on the Closing Date. The consummation of the transactions contemplated by the Agreements to Purchase Dealership Facilities shall take place on or before June 30, 2010, at 10:00 a.m., local time, at the offices of Seller’s counsel in Salt Lake City, Utah.
5. The following new Section 2.5(a)(10) shall be, and hereby is, added to the Purchase Agreement and made a part thereof (as a continuation of existing subsections (1)-(9) of Section 2.5(a)):
2.5(a)(10)
all liabilities and obligations of Seller under the following Contracts (even if they are not Assumed Contracts under the Agreement, and expressly including but not limited to repayment or early termination fees or obligations arising from any early termination or sale of assets by Seller):

All Contracts between Seller and Sherwin-Williams Automotive Finishes Corp.
6. The following new Paragraph 1(e) of Schedule 3.1 shall be, and hereby is, added to the Purchase Agreement and made a part thereof (as a continuation of existing subsections (a)-(d):
(e)	OEM Restricted Accounts Receivable shall be excluded (e.g., they shall not be included for purposes of the Estimated Closing Date Balance Sheet or the Final Closing Date Balance Sheet).
7. Section 9.4(a)(11) of the Purchase Agreement shall be deleted in its entirety and replaced with the following: “duly executed Assignment and Modification of Lease instruments, pursuant to which Seller shall transfer and Purchaser shall assume Seller’s rights and duties as “Tenant” under those certain Commercial and Industrial Leases (Absolute Net) dated January 1, 2009 applicable to each of the Dealership Facilities to be sold and purchased under the Agreements to Purchase Real Estate Facilities, except that the Ontario, Oregon Dealership Property shall be subject to the specific Assignment and Modification of Lease instrument applicable to it.
8. The following new Section 9.4(a)(16) shall be, and hereby is, added to the Purchase Agreement and made a part thereof (as a continuation of existing subsections (1)-(15) of Section 9.4(a)):
9.4(a)(16)
an instrument amending all of the Agreements to Purchase Dealership Facilities to extend the closing of the transactions contemplated thereby until on or before June 30, 2010, except that the Ontario, Oregon Dealership Property shall be subject to the specific extension instrument applicable to it.

9. The following new Sections 9.4(c)(10) and (11) shall be, and hereby are, added to the Purchase Agreement and made a part thereof (as a continuation of existing subsections (1)-(9) of Section 9.4(c)):
9.4(c)(10)
duly executed Assignment and Modification of Lease instruments, pursuant to which Seller shall transfer and Purchaser shall assume Seller’s rights and duties as “Tenant” under those certain Commercial and Industrial Leases (Absolute Net) dated January 1, 2009 applicable to each of the Dealership Facilities to be sold and purchased under the Agreements to Purchase Real Estate Facilities, except that the Ontario, Oregon Dealership Property shall be subject to the specific Assignment and Modification of Lease instrument applicable to it.

9.4(c)(11)
an instrument amending all of the Agreements to Purchase Dealership Facilities to extend the closing of the transactions contemplated thereby until on or before June 30, 2010, except that the Ontario, Oregon Dealership Property shall be subject to the specific extension instrument applicable to it.

10. The Assignment and Modification of Lease instruments, as contemplated by Sections 6 and 8 of this Amendment, shall be in substantially the form attached to this Amendment as Exhibit D.
11. The instruments amending all of the Agreements to Purchase Dealership Facilities, as contemplated by Sections 7 and 8 of this Amendment, shall be in substantially the form attached to this Amendment as Exhibit E.
12. Section 10.12 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:
10.12	Agreements to Purchase Dealership Facilities. Seller’s Affiliates shall have executed and delivered to Purchasers the Agreements to Purchase Dealership Facilities.
13. Section 11.12 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:
11.12	Agreements to Purchase Dealership Facilities. Purchasers shall have executed and delivered to Seller’s affiliate the Agreements to Purchase Dealership Facilities.
14. Section 13.7 of this Agreement shall be deleted in its entirety and replaced with the following:
13.7 Limitation on Sellers’ Indemnification Obligations. Sellers’ obligations pursuant to the provisions of Article 13.1(d), to the extent arising solely from or any inaccuracy in or breach of any representation and warranty made by Sellers in this Agreement, shall be subject to the following limitations:
(a) The Purchasers Indemnified Parties shall not be entitled to recover for breach of such representations or warranties until the total amount which Purchasers Indemnified Parties would recover, but for this Article 13.7, exceeds $500,000 (the “Basket Amount”), after which point Sellers will be obligated only to indemnify Purchasers Indemnified Parties from and against Purchasers Damages exceeding the Basket Amount; and
(b) The Purchaser Indemnitees shall not be entitled to recover for breach of such representations or warranties against the Seller to the extent that aggregate claims for which they are entitled to recover under this Article 13 exceeds the sum of $1,000,000 (the “Cap Amount”).
15. Section 14.5 of this Agreement shall be deleted in its entirety and replaced with the following:

14.5 Limitation on Purchasers Indemnification Obligations. The Purchaser Indemnifying Parties obligations pursuant to the provisions of Article 14.1(c), to the extent arising solely from or any inaccuracy in or breach of any representation and warranty made by Purchasers in this Agreement, shall be subject to the following limitations:
(a) The Seller Indemnified Parties shall not be entitled to recover for breach of such representations or warranties until the total amount which Seller Indemnified Parties would recover, but for this Article 14.5, exceeds the Basket Amount, after which point Purchaser Indemnifying Parties will be obligated only to indemnify Seller Indemnified Parties from and against Seller Damages exceeding the Basket Amount; and
(b) The Seller Indemnified Parties shall not be entitled to recover for breach of such representations or warranties against the Purchaser Indemnifying Parties to the extent that aggregate claims for which they are entitled to recover under Article 14.1(c) exceeds the Cap Amount.
16. Those certain Autocar, LLC Authorized Dealer Agreements dated March 15, 2002 and December 4, 2002 are Excluded Assets but the parties will cooperate with each other to transition the dealer relationship to Purchasers.
17. “OEM Restricted Accounts Receivable” shall mean all accounts receivable (or specific items or credits constituting part of the accounts receivable balance), open account credits or other monies due arising from or related to dealer agreements listed on Exhibit 4.5-A as “Excluded Assets,” including but not limited to dealer agreements with receivables, open account credits or other monies due from Cummins Rocky Mountain, LLC, Cummins Northwest, LLC, IC Bus, LLC, Autocar, LLC, Mitsubishi Fuso Truck of America, Inc., Kalmar Industries USA, LLC, d/b/a Kalmar Industries Corp., Collins Bus Corporation, Western States Equipment (Caterpillar), Smith Power Products Inc. (Allison transmission), Same Duetz-Fahr North America, Inc., Diamond Coach, Triolet, Harsh, Workhorse Sales Corp.
18. As of Closing, the parties agree that Book Equity pursuant to the Estimated Closing Date Balance Sheet is $4,600,236.
19. For purposes of the Agreement (including §3.1(c)), the Goodwill Amount is, and shall be, $6,500,000.
20. Except as amended as expressly set forth above, all other terms and conditions of the Purchase Agreement shall continue in full force and effect.
21. This Amendment constitutes the entire agreement and understanding of the parties hereto with respect to the amendment of the Purchase Agreement, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.
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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.
IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the Effective Date.

PURCHASERS:	SELLER:

RUSH TRUCK CENTERS OF UTAH, INC.	LAKE CITY COMPANIES, LLC

By: /s/ Martin A. Naegelin, Jr. Martin A. Naegelin, Jr., Vice President	By: /s/ Edward S. Pace Edward S. Pace, Manager

RUSH TRUCK CENTERS OF IDAHO, INC.	LAKE CITY IDEALEASE, LLC

By: Lake City Companies, LLC, as Manager

By: /s/ Martin A. Naegelin, Jr. Martin A. Naegelin, Jr., Vice President	By: /s/ Edward S. Pace Edward S. Pace, Manager of Lake City Companies, LLC

RUSH TRUCK CENTERS OF OREGON, INC.	LAKE CITY TRUCKS, LLC

By: Lake City Companies, LLC, as Manager

By: /s/ Martin A. Naegelin, Jr. Martin A. Naegelin, Jr., Vice President	By: /s/ Edward S. Pace Edward S. Pace, Manager of Lake City Companies, LLC

RUSH TRUCK LEASING, INC.	LAKE CITY INTERNATIONAL TRUCKS ST. GEORGE, INC.

By: /s/ Martin A. Naegelin, Jr. Martin A. Naegelin, Jr., Vice President	By: /s/ Edward S. Pace Edward S. Pace, President

RUSH ENTERPRISES, INC.	MEMBER:

EDWARD S. PACE

By: /s/ Martin A. Naegelin, Jr. Martin A. Naegelin, Jr., Vice President	/s/ Edward S. Pace Edward S. Pace